Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Global Services Partners Acquisition Corp.

Falls Church, VA

We hereby consent to the use in the Prospectus constituting a part of this Amendment No. 3 to the Registration Statement of our report dated February 14, 2006 relating to the financial statements of Global Services Partners Acquisition Corp., which is contained in that Prospectus. Our report contains an explanatory paragraph regarding uncertainties as to the ability of the Company to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO Seidman, LLP

BDO Seidman, LLP

New York, New York
February 17, 2006